Exhibit 10.1

ESSENDANT INC.
CASH UNIT AWARD AGREEMENT

(Non-employee Directors)

This Cash Unit Award Agreement (this "Agreement"), effective as of [DATE] (the "Award Date"), is by and between [[FIRSTNAME]] [[LASTNAME]] (the "Participant"), and Essendant Inc., a Delaware corporation (the "Company").  Although the cash unit award is not subject thereto, any term capitalized but not defined in this Agreement will have the meaning set forth in the Company’s 2015 Long-Term Incentive Plan (the “Plan”).

In the exercise of its discretion to grant awards to employees of the Company, the Committee determined that the Participant should receive a cash unit award on the Award Date on the following terms and conditions:

1.

Grant.  The Company hereby grants to the Participant a cash unit award (the "Award") of [INSERT AMOUNT] restricted stock units, cash units (the “Units”), each representing the right to receive one dollar ($1.00).  The Award will be subject to the terms and conditions of this Agreement.  Restricted stock units that are subject to the terms and conditions of this Agreement are referred to as the “Units.”  Cash units that are subject to the terms and conditions of this Agreement are referred to as the “Units.”  The Company will establish a bookkeeping account in the Participant’s name to reflect the number of Units credited to the Participant.

2.

No Rights as a Stockholder.  The Units granted pursuant to this Award do not entitle the Participant to any rights of a stockholder of the Company’s Stock.  The Participant’s rights with respect to the Units shall remain forfeitable at all times until satisfaction of the vesting conditions set forth in Section 3 of this Agreement.

3.	Vesting; Effect of Date of Termination. So long as the Participant’s Date of Termination has not yet occurred, the Participant's Units will fully vest on [DATE] (the “Scheduled Vesting Date”)

If the Participant’s Date of Termination occurs for any reason before the Scheduled Vesting Date, the Participant's Units will be forfeited on and after the Participant's Date of Termination, subject to the following:

(a)

If the Participant's Date of Termination occurs before the Scheduled Vesting Date by reason of the Participant's death or Permanent and Total Disability (as defined below), a Pro Rata Portion of the Units will become vested as of the Participant's Date of Termination.  As used herein, the “Pro Rata Portion” of the Units shall be determined by multiplying the number of Units by a fraction, the numerator of which shall be the number of whole months elapsed between the Award Date and the Date of Termination, and the denominator of which shall be twelve (12).

(b)

If the Participant’s Date of Termination is on the date of the Company’s annual stockholders’ meeting in 2019 and as of such date the Participant has served as a member of the Board for at least six (6) years, then all of the Units will become fully vested as of the Date of Termination.

(c)	If a Change of Control occurs after the Award Date and prior to the Participant's Date of Termination, then all of the Units will then become fully vested as of the date of such Change of Control.
(d)

For purposes of this Agreement, the term "Permanent and Total Disability" means the Participant's inability, due to illness, accident, injury, physical or mental incapacity or other disability, effectively to carry out his duties and obligations as a director of the Company or to participate effectively and actively as a director of the Company for 90 consecutive days

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or shorter periods aggregating at least 180 days (whether or not consecutive) during any twelve-month period.
(e)

For purposes of this Agreement, a Date of Termination shall be deemed to have occurred only if on such date the Participant has experienced a “separation from service” as defined in the regulations promulgated under Section 409A of the Code.

(g)

For purposes of this Agreement, to the extent necessary to comply with Section 409A of the Code, a Change of Control shall be deemed to have occurred only if such event would also be deemed to constitute a “change in control event” (as described in Treas. Reg. Section 1.409A-3(i)(5)(i)) with respect to the Company.

Except as otherwise specifically provided, the Company will not have any further obligations to the Participant under this Agreement if the Participant’s Units are forfeited as provided herein.

4.

Settlement of Units.  As soon as administratively practicable after the applicable Scheduled Vesting Date, but in no event more than 75 days after any such date, the Company shall cause to be delivered to the Participant, or to the Participant’s beneficiary or legal representative in the event of Participant’s death, one dollar ($1.00) in payment, settlement and full satisfaction of each vested Unit.

5.	No Right to Continued Service. Nothing herein confers upon the Participant any right to continue in the service of the Company or any Subsidiary.
6.

Non-transferability.  Except as otherwise provided by the Committee the Participant's interests and rights in and under this Agreement may not be assigned, transferred, exchanged, pledged or otherwise encumbered other than as designated by the Participant by will or by the laws of descent and distribution.  Delivery of shares amounts in settlement of Units will be made only to the Participant; or, if the Committee has been provided with evidence acceptable to it that the Participant is legally incompetent, the Participant’s personal representative; or, if the Participant is deceased, to the designated beneficiary or other appropriate recipient.  The Committee may require personal receipts or endorsements of a Participant’s personal representative, designated beneficiary or alternate recipient provided for herein.  Any effort to otherwise assign or transfer any Units or any rights or interests therein or thereto under this Agreement will be wholly ineffective, and will be grounds for termination by the Committee of all rights and interests of the Participant and his or her beneficiary in and under this Agreement.

7.

Administration and Interpretation.  The Committee has the authority to control and manage the operation and administration of this Award and to make all interpretations and determinations necessary or appropriate for the administration of this Agreement. Any interpretations of the this Agreement by the Committee and any decisions made by it under the this Agreement are final and binding on the Participant and all other persons.

8.

Governing Law.  This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to principles of conflicts of law of Delaware or any other jurisdiction.

9.

Sole Agreement.  This Agreement and the Participant’s rights hereunder shall be subject to all interpretations, determinations, guidelines, rules and regulations adopted or made by the Committee from time to time.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any and all prior oral and written discussions, commitments, undertakings, representations or agreements (including, without limitation, any terms of any employment offers, discussions or agreements between the parties).

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10.

Binding Effect.  This Agreement will be binding upon and will inure to the benefit of the Company and the Participant and, as and their respective heirs, executors, administrators, legal representatives, successors and assigns.

11.

Amendment and Waiver.  This Agreement may only be amended by written agreement between the Company and the Participant without the consent of any other person.  No course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

[Signature Page Follows]

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in witness whereof, the Company and the Participant have duly executed this Agreement as of the Award Date.

ESSENDANT INC.PARTICIPANT

By:

Charles Crovitz_______________________________

Chairman of the Board[[FIRSTNAME]] [[LASTNAME]]

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